Exhibit 5.1

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Eupraxia Pharmaceuticals Inc.

We consent to the use of our report dated November 14, 2023, on the amended and restated consolidated financial statements of Eupraxia Pharmaceuticals Inc. (the Company), which comprise the consolidated statements of financial position as at December 31, 2022 and December 31, 2021, the consolidated statements of operations and comprehensive loss, changes in shareholders’ equity (deficit) and cash flows for the years then ended, and the notes to the consolidated financial statements, including a summary of material accounting policy information, which is included in the registration statement on Form F-10 dated January 18, 2024 of the Company.

/s/ KPMG LLP

Chartered Professional Accountants

January 18, 2024

Vancouver, Canada